Portions of this exhibit have been redacted because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

FIRST AMENDMENT TO THE AMENDED AND RESTATED CUSTODY AGREEMENT

    THIS FIRST AMENDMENT effective as of September 1, 2019, to the Amended and Restated Custody Agreement, dated as of September 1, 2017 (the "Agreement"), is entered into by and among FUNDX INVESTMENT TRUST, a Delaware statutory trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

    WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to update Exhibit B, the funds list and Exhibit C, the fee schedule of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by the parties.

    NOW, THEREFORE, the parties agree as follows:

1.Exhibit B of the Custody Agreement is hereby superseded and replaced in its entirety with Exhibit B attached hereto.
2.Exhibit C of the Custody Agreement is hereby superseded and replaced in its entirety with Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FUNDX INVESTMENT TRUST. By: /s/Jeff Smith Name: Jeff Smith Title: Managing Partner	U.S. BANK NATIONAL ASSOCIATION By: /s/Anita M. Zagrodnik Name: Anita M. Zagrodnik Title: Senior Vice President

Exhibit B to the
Custody Agreement – FundX Investment Trust

Fund Names

Separate Series of FundX Investment Trust

Name of Series
FundX Upgrader Fund
 FundX Flexible Income Fund
 FundX Conservative Upgrader Fund
 FundX Aggressive Upgrader Fund
FundX Sustainable Impact Fund

EXHIBIT C to the Custody Agreement – FundX Investment Trust

Domestic Custody Services Annual Fee Schedule at September 2019

Annual Fee Based Upon Market Value for Fund Complex*
[ ] % on assets

Portfolio Transaction Fees
$ [ ] – Disbursement (waived if U.S. Bancorp is Administrator)
$ [ ] – Book entry DTC transaction/Federal Reserve transaction and non-US Bank repurchase agreement
$ [ ] – US Bank Repo agreement/reverse repurchase agreement/time deposit/CD or other non-depository transaction
$ [ ] per portfolio transaction processed through our New York custodian definitive security (physical).
$ [ ] – Per principal paydown, Option/ SWAPS/future contract written, exercised or expired
$ [ ] – Mutual fund trade
$ [ ] per Cedel/Euroclear transaction
$ [ ] Fed wire/margin variation Fed wire
$ [ ] – Physical transaction
$ [ ] – Segregated account per year

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

No charge for the initial conversion free receipt.

Overdrafts – charged to the account at prime interest rate plus 2.

Chief Compliance Officer Support Fee (Fund Complex)*
$ [ ] /year

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., margin management services, securities lending services, compliance with new SEC rules and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

Exhibit C (continued) – Custody Agreement – FundX Investment Trust
Global Sub-Custodial Services Annual Fee Schedule – fees at September, 2019
[ ]

*Safekeeping and transaction fees are assessed on security and currency transactions.
Base Fee - A monthly charge per account (fund) will apply based on the number of foreign securities held.
[ ] foreign securities: $ [ ]

[ ] foreign securities: $ [ ]
Over [ ] foreign securities: $ [ ]
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified above, surcharges may apply if a security is held outside of the local market.
Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $ [ ] per claim.
Out of Pocket Expenses
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

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